Exhibit 99.1

EARNINGS RELEASE

ELEVANCE HEALTH REPORTS FIRST QUARTER 2024 RESULTS

•	1Q 2024 operating revenue of $42.3 billion, up 0.9% from 1Q 2023

•	1Q 2024 diluted EPS[1] of $9.59, up 15.5% from 1Q 2023 and adjusted diluted EPS[2] of $10.64, up 12.5%

•	FY 2024 diluted EPS and adjusted diluted EPS guidance raised to greater than $34.05 and $37.20, respectively

•	Launching strategic partnership to advance primary care and physician enablement

Indianapolis, IN—April 18, 2024—Elevance Health, Inc. (NYSE: ELV) reported first quarter 2024 results.

“First quarter results reflect disciplined execution of our strategic initiatives during a dynamic time for our industry. We are making significant progress expanding Carelon’s capabilities, scaling our flywheel for enterprise growth, and delivering results for all stakeholders. Given the solid start to the year, we have increased our outlook for full year earnings. Earlier this week, we also announced the next step in our journey to expand access to high-quality, patient-centered, value-based care in our local markets. This strategic partnership with Clayton, Dubilier & Rice has the potential to accelerate innovation in care delivery, enhance healthcare experiences, and improve health outcomes, all while advancing our value-based care and physician enablement strategy.”

Gail K. Boudreaux

President and Chief Executive Officer

1.	Earnings per diluted share (“EPS”).
2.	Refer to GAAP reconciliation tables on pages 13 and 14 herein for reconciliation of GAAP to adjusted measures.

Elevance Health

Consolidated Enterprise Highlights

(Unaudited)

(In billions)	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Operating Revenue[1]	$42.3	$41.9	$42.5
Operating Gain[1,2]	$3.0	$2.8	$1.3
Operating Margin[1]	7.1%	6.8%	3.0%

1.	See “Basis of Presentation” on page 5 herein.
2.

Operating Gain for the three months ended March 31, 2024 and March 31, 2023, include items that are excluded from adjusted shareholders’ net income. See “GAAP Reconciliation” on pages 13 and 14 herein.

Operating revenue was $42.3 billion in the first quarter of 2024, an increase of $0.4 billion, or approximately 1 percent compared to the prior year quarter. This increase was driven by higher premium yields to reflect medical cost trend, and growth in Carelon, including a full quarter of revenue from BioPlus, which closed in February of 2023, partially offset by attrition in Medicaid membership.

The benefit expense ratio was 85.6 percent, an improvement of 20 basis points, driven primarily by premium rate adjustments to cover medical cost trend in our Health Benefits business. Days in Claims Payable was 49.0 days as of March 31, 2024, an increase of 1.7 days from December 31, 2023, and an increase of 3.0 days compared to March 31, 2023.

The operating expense ratio was 11.6 percent, an increase of 10 basis points due to investment and integration costs. Excluding adjustment items, the operating expense ratio was unchanged at 11.4 percent.

Elevance Health now expects net income per diluted share to be greater than $34.05 in 2024 and adjusted diluted net income per share to be greater than $37.20.

Cash Flow & Balance Sheet

Operating cash flow for the first quarter was $2.0 billion, or 0.9 times net income. As of March 31, 2024, cash and investments at the parent company totaled approximately $1.0 billion.

During the first quarter of 2024, the Company repurchased 1.1 million shares of its common stock for $566 million, at a weighted average price of $492.76. As of March 31, 2024, the Company had approximately $3.6 billion of Board approved share repurchase authorization remaining. During the first quarter of 2024, the Company paid a quarterly dividend of $1.63 per share, representing a distribution of cash totaling $379 million.

Health Benefits is comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard, Medicare, Medicaid, and Federal Health Products & Services businesses.

Health Benefits

Reportable Segment Highlights

(Unaudited)

(In billions)	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Operating Revenue[1]	$37.3	$37.3	$36.5
Operating Gain[1,2]	$2.3	$2.1	$0.8
Operating Margin[1]	6.1%	5.8%	2.1%

1.	See “Basis of Presentation” on page 5 herein.
2.

Operating Gain for the three months ended March 31, 2023, has been restated for the realignment of Carelon Global Solutions. See footnote 4 to the Reportable Segment Highlight Details table on page 11.

Operating revenue was $37.3 billion in the first quarter of 2024, unchanged compared to the prior year quarter, as premium rate increases to reflect medical cost trends were offset by Medicaid membership attrition associated with eligibility redeterminations and expected footprint adjustments.

Operating gain totaled $2.3 billion, an increase of 6 percent, driven by premium yields, including disciplined commercial underwriting.

Medical membership totaled approximately 46.2 million as of March 31, 2024, a decrease of 1.9 million, or 4 percent compared to the prior year quarter, driven by attrition in our Medicaid business associated with eligibility redeterminations and expected footprint adjustments. These membership losses were partially offset by growth in our commercial Employer Group fee-based, Affordable Care Act, and BlueCard membership.

Carelon is comprised of CarelonRx and Carelon Services.

Carelon

Reportable Segment Highlights

(Unaudited)

(In billions)	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Operating Revenue[1,2,3]	$12.1	$11.5	$12.4
Operating Gain[1,2,3]	$0.8	$0.7	$0.6
Operating Margin[1]	6.7%	6.5%	4.8%

1.	See “Basis of Presentation” on page 5 herein.
2.

Operating Revenue and Operating Gain for Carelon in millions for the three months ended March 31, 2024, included $8,067 and $523 for CarelonRx; and $4,009 and $290 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2023, included $8,024 and $512 for CarelonRx; and $3,460 and $229 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended December 31, 2023, included $8,827 and $490 for CarelonRx; and $3,574 and $102 for Carelon Services, respectively.

3.

Operating Revenue and Operating Gain for the three months ended March 31, 2023, has been restated for the realignment of Carelon Global Solutions. See footnote 4 to the Reportable Segment Highlight Details table on page 11.

Operating revenue for Carelon was $12.1 billion in the first quarter of 2024, an increase of $0.6 billion, or 5 percent compared to the prior year quarter. This increase was driven by the launch of new risk-based capabilities in Carelon Services and growth in CarelonRx, including a full quarter of revenue from the acquisition of BioPlus, which closed in February of 2023, and growth in external customers served, partially offset by the impact of Medicaid membership attrition on affiliated revenue streams.

Operating gain for Carelon totaled $0.8 billion, an increase of $72 million, or 10 percent, primarily driven by improved performance on certain risk-based arrangements in Carelon Services.

Quarterly Dividend

On April 16, 2024, the Audit Committee of the Company’s Board of Directors declared a second quarter 2024 dividend to shareholders of $1.63 per share. The second quarter dividend is payable on June 25, 2024, to shareholders of record at the close of business on June 10, 2024.

About Elevance Health

Elevance Health is a lifetime, trusted health partner whose purpose is to improve the health of humanity. The company supports consumers, families, and communities across the entire healthcare journey – connecting them to the care, support, and resources they need to lead better lives. Elevance Health’s companies serve approximately 115 million consumers through a diverse portfolio of industry-leading medical, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on X and Elevance Health on LinkedIn.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-876-4955 (Domestic Replay)
312-470-0178 (International)	203-369-3997 (International Replay)

The access code for today’s conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 17, 2024. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to pages 13 and 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Investor.Relations@elevancehealth.com	Leslie.Porras@elevancehealth.com

Elevance Health

Earnings Release Financial Schedules and Supplementary Information

Quarter Ended March 31, 2024

•	Membership and Other Metrics

•	Quarterly Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Condensed Consolidated Statement of Cash Flows

•	Supplemental Financial Information—Reportable Segments

•	Supplemental Financial Information—Reconciliation of Medical Claims Payable

•	Reconciliation of Non-GAAP Financial Measures

Elevance Health
Membership and Other Metrics
(Unaudited)

				Change from
Medical Membership (in thousands)	March 31, 2024	March 31, 2023	December 31, 2023	March 31, 2023	December 31, 2023
Individual	1,246	942	1,025	32.3%	21.6%
Employer Group Risk-Based	3,648	3,798	3,756	(3.9)%	(2.9)%

Commercial Risk-Based	4,894	4,740	4,781	3.2%	2.4%
BlueCard®	6,825	6,607	6,838	3.3%	(0.2)%
Employer Group Fee-Based	20,622	20,278	20,227	1.7%	2.0%

Commercial Fee-Based	27,447	26,885	27,065	2.1%	1.4%
Medicare Advantage	2,017	2,053	2,047	(1.8)%	(1.5)%
Medicare Supplement	896	925	923	(3.1)%	(2.9)%

Total Medicare	2,913	2,978	2,970	(2.2)%	(1.9)%
Medicaid	9,327	11,889	10,503	(21.5)%	(11.2)%
Federal Employees Health Benefits	1,658	1,632	1,642	1.6%	1.0%

Total Medical Membership	46,239	48,124	46,961	(3.9)%	(1.5)%

Other Membership (in thousands)
Life and Disability Members	4,469	4,771	4,629	(6.3)%	(3.5)%
Dental Members	6,970	6,743	6,820	3.4%	2.2%
Dental Administration Members	1,841	1,697	1,729	8.5%	6.5%
Vision Members	10,251	9,904	9,944	3.5%	3.1%
Medicare Part D Standalone Members	262	264	260	(0.8)%	0.8%

Other Metrics (in millions)
CarelonRx Quarterly Adjusted Scripts	77.0	75.7	78.0	1.7%	(1.3)%
Carelon Services Consumers Served	102.9	104.0	103.3	(1.1)%	(0.4)%

Elevance Health
Consolidated Statements of Income
(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2024	2023	Change

Revenues
Premiums	$35,696	$35,868	(0.5)%
Product revenue	4,499	4,022	11.9%
Service fees	2,078	2,008	3.5%

Total operating revenue	42,273	41,898	0.9%
Net investment income	465	387	20.2%
Net losses on financial instruments	(161)	(113)	NM

Total revenues	42,577	42,172	1.0%
Expenses
Benefit expense	30,546	30,786	(0.8)%
Cost of products sold	3,825	3,481	9.9%
Operating expense	4,886	4,800	1.8%
Interest expense	265	251	5.6%
Amortization of other intangible assets	116	235	(50.6)%

Total expenses	39,638	39,553	0.2%
Income before income tax expense	2,939	2,619	12.2%
Income tax expense	690	615	12.2%

Net income	2,249	2,004	12.2%
Net income attributable to noncontrolling interests	(3)	(15)	NM

Shareholders’ net income	$2,246	$1,989	12.9%

Shareholders’ earnings per diluted share	$9.59	$8.30	15.5%

Diluted shares	234.2	239.7	(2.3)%
Benefit expense as a percentage of premiums	85.6%	85.8%	(20	) bp
Operating expense as a percentage of total operating revenue	11.6%	11.5%	10	bp
Income before income tax expense as a percentage of total revenue	6.9%	6.2%	70	bp

“NM” = calculation not meaningful

Elevance Health
Condensed Consolidated Balance Sheet

(In millions)	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,226	$6,526
Fixed maturity and equity securities	30,041	29,843
Premium and other receivables	18,293	17,865
Other current assets	6,388	5,795

Total current assets	60,948	60,029
Long-term investments	7,593	6,983
Property and equipment, net	4,451	4,359
Goodwill and other intangible assets	36,657	35,590
Other noncurrent assets	2,245	1,967

Total assets	$111,894	$108,928

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$16,459	$16,111
Short-term borrowings	1,575	225
Current portion of long-term debt	2,900	1,649
Other current liabilities	23,400	23,806

Total current liabilities	44,334	41,791

Long-term debt, less current portion	21,976	23,246
Other noncurrent liabilities	4,874	4,486

Total liabilities	71,184	69,523

Total shareholders’ equity	40,608	39,306
Noncontrolling interests	102	99

Total equity	40,710	39,405

Total liabilities and equity	$111,894	$108,928

Elevance Health
Condensed Consolidated Statement of Cash Flows
(Unaudited)

(In millions)	Three Months Ended March 31
	2024	2023
Operating activities
Net income	$2,249	$2,004
Depreciation and amortization	331	462
Share-based compensation	62	61
Changes in operating assets and liabilities	(988)	4,054
Other non-cash items	324	(112)

Net cash provided by operating activities	1,978	6,469
Investing activities
Purchases of investments, net of sales and maturities	(670)	(1,421)
Purchases of subsidiaries, net of cash acquired	(1,120)	(1,638)
Purchases of property and equipment	(279)	(301)
Other, net	(241)	176

Net cash used in investing activities	(2,310)	(3,184)
Financing activities
Net change in short-term and long-term borrowings	1,350	991
Repurchase and retirement of common stock	(566)	(622)
Cash dividends	(379)	(351)
Other, net	(373)	(549)

Net cash provided by (used in) financing activities	32	(531)
Effect of foreign exchange rates on cash and cash equivalents	—	1

Change in cash and cash equivalents	(300)	2,755
Cash and cash equivalents at beginning of period	6,526	7,387

Cash and cash equivalents at end of period	$6,226	$10,142

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Health Benefits (comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard, Medicare, Medicaid, and Federal Health Products & Services businesses); CarelonRx; Carelon Services; and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health
Reportable Segment Highlight Details
(Unaudited)

(In millions)	Three Months Ended March 31
	2024	2023	Change
Operating Revenue
Health Benefits	$37,258	$37,280	(0.1)%
Carelon[2,4]	12,076	11,484	5.2%
Corporate & Other[4]	127	91	39.6%
Eliminations[4]	(7,188)	(6,957)	3.3%

Total Operating Revenue[1]	$42,273	$41,898	0.9%

Operating Gain (Loss)
Health Benefits[4]	$2,287	$2,149	6.4%
Carelon[2,4]	813	741	9.7%
Corporate & Other[3,4]	(84)	(59)	NM [5]

Total Operating Gain[1]	$3,016	$2,831	6.5%

Operating Margin
Health Benefits	6.1%	5.8%	30 bp
Carelon	6.7%	6.5%	20 bp
Total Operating Margin[1]	7.1%	6.8%	30 bp

1.	See “Basis of Presentation” on page 5 herein.

2.

Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2024, included $8,067 and $523 for CarelonRx; and $4,009 and $290 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2023, included $8,024 and $512 for CarelonRx; and $3,460 and $229 for Carelon Services, respectively.

3.	Operating Gain for the three months ended March 31, 2024, and March 31, 2023, included items adjusted out of adjusted shareholders’ net income. See “GAAP Reconciliation” on page 13 and 14 herein.

4.

Operating Revenue and Operating Gain for the three months ended March 31, 2023 are restated for the realignment of Carelon Global Solutions. For the three months ended March 31, 2023, $148 of Operating Revenue was realigned to Carelon Services, $160 of Operating Revenue was realigned away from the Corporate & Other segment, and $12 of Operating Revenue was realigned to Eliminations. For the three months ended March 31, 2023, $20 of Operating Gain was realigned to Carelon Services, $10 of Operating Gain was realigned away from the Health Benefits segment, and $10 of Operating Gain was realigned away from Corporate & Other.

5.	“NM” = calculation not meaningful.

Elevance Health

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2024	2023	2023	2022	2021
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$15,865	$15,348	$15,348	$13,282	$11,135
Ceded medical claims payable, beginning of period	(7)	(6)	(6)	(21)	(46)

Net medical claims payable, beginning of period	15,858	15,342	15,342	13,261	11,089

Business combinations and purchase adjustments	—	—	—	133	420
Net incurred medical claims:
Current year	30,708	30,751	121,798	113,414	100,440
Prior years redundancies[1]	(1,205)	(1,068)	(1,571)	(869)	(1,703)

Total net incurred medical claims	29,503	29,683	120,227	112,545	98,737

Net payments attributable to:
Current year medical claims	19,580	19,948	107,146	98,997	88,156
Prior years medical claims	9,606	9,593	12,565	11,600	8,829

Total net payments	29,186	29,541	119,711	110,597	96,985

Net medical claims payable, end of period	16,175	15,484	15,858	15,342	13,261
Ceded medical claims payable, end of period	8	7	7	6	21

Gross medical claims payable, end of period[2]	$16,183	$15,491	$15,865	$15,348	$13,282

Current year medical claims paid as a percentage of current year net incurred medical claims	63.8%	64.9%	88.0%	87.3%	87.8%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.2%	7.5%	11.4%	7.0%	18.1%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.0%	0.9%	1.4%	0.9%	2.0%

1.	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
2.	Excludes insurance lines other than short duration

Elevance Health

GAAP Reconciliation

(Unaudited)

This document references non-GAAP measures, including “Adjusted Shareholders’ Net Income,” “Adjusted Shareholders’ Net Income Per Share,” “Adjusted EPS,” “Adjusted Operating Gain,” “Adjusted Operating Expense” and “Adjusted Operating Expense Ratio”, which are non-GAAP measures. These non-GAAP measures are intended to aid investors when comparing Elevance Health’s financial results among periods and are not intended to be alternatives to any measure calculated in accordance with GAAP. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are available below. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain/Loss,” “Operating Margin” and “Adjusted EPS”. Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reportable segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets and gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Each of these measures is provided to further aid investors in understanding and analyzing Elevance Health’s operating and financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is provided below. Prior amounts may be grouped differently to conform to the current presentation. Net adjustment items per share may not sum due to rounding. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein.

	Three Months Ended March 31
(In millions, except per share data)	2024	2023	Change
Shareholders’ net income	$2,246	$1,989	12.9%
Add / (Subtract):
Net losses on financial instruments	161	113
Amortization of other intangible assets	116	235
Transaction and integration related costs[1]	52	26
Litigation expenses[1]	2	1
Business optimization charges[1]	(4)	—
Tax impact of non-GAAP adjustments	(81)	(97)

Net adjustment items	246	278

Adjusted shareholders’ net income	$2,492	$2,267	9.9%

Shareholders’ earnings per diluted share	$9.59	$8.30	15.5%
Add / (Subtract):
Net losses on financial instruments	0.69	0.47
Amortization of other intangible assets	0.50	0.98
Transaction and integration related costs[1]	0.22	0.11
Litigation expenses[1]	0.01	—
Business optimization charges[1]	(0.02)	—
Tax impact of non-GAAP adjustments	(0.35)	(0.40)

Net adjustment items	1.05	1.16

Adjusted shareholders’ earnings per diluted share	$10.64	$9.46	12.5%

	Three Months Ended March 31
(In millions)	2024	2023	Change
Income before income tax expense	$2,939	$2,619	12.2%
Net investment income	(465)	(387)
Net losses on financial instruments	161	113
Interest expense	265	251
Amortization of other intangible assets	116	235

Reportable segments operating gain	$3,016	$2,831	6.5%

1.	Adjustment item resides in the Corporate & Other reportable segment.

Elevance Health

GAAP Reconciliation

(Unaudited)

	Three Months Ended March 31
(In millions)	2024	2023	Change
Reportable segments operating gain	$3,016	$2,831	6.5%
Add / (Subtract):
Transaction and integration related costs[1]	52	26
Litigation expenses[1]	2	1
Business optimization charges[1]	(4)	—

Net Adjustment items	50	27

Reportable segments adjusted operating gain	$3,066	$2,858	7.3%

	Three Months Ended March 31
(In millions)	2024	2023	Change
Operating expense	$4,886	$4,800	1.8%
Add / (Subtract):
Transaction and integration related costs[1]	(52)	(26)
Litigation expenses[1]	(2)	(1)
Business optimization charges[1]	4	—

Net adjustment items	(50)	(27)

Adjusted operating expense	$4,836	$4,773	1.3%

Operating revenue	$42,273	$41,898	0.9%
Operating expense ratio	11.6%	11.5%	10 bp
Adjusted operating expense ratio	11.4%	11.4%	— bp

Full Year 2024 Outlook
Shareholders’ earnings per diluted share	Greater than $34.05
Add / (Subtract):
Amortization of other intangibles	$1.93
Net losses on financial instruments	$1.35
Transaction and integration related costs[1]	$0.75
Litigation expenses[1]	$0.03
Business optimization charges[1]	($0.02)
Tax impact of non-GAAP adjustments	Approximately ($0.89)

Net adjustment items	$3.15

Adjusted shareholders’ earnings per diluted share	Greater Than $37.20

1.	Adjustment item resides in the Corporate & Other reportable segment.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including laws and regulations impacting healthcare, insurance, pharmacy services and other diversified products and services, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or breaches or our failure to comply with any privacy, data or security laws or regulations, including any investigations, claims or litigation related thereto; information technology disruptions; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; failure to effectively maintain and modernize our information systems; risks associated with providing healthcare, pharmacy and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the pharmacy services agreement between us and CaremarkPCS Health, L.L.C.; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.